EXHIBIT 10.1

COMMERCIAL PACIFIC REAL ESTATE

466 W. Fallbrook Avenue, Suite 109
Fresno, CA 93711
(559) 436-6660 Fax (559) 436-4610

July 10, 2006

Ms. Davina Palazzo
Coast National Bank
486 Marsh Street, Suite A San Luis Obispo, CA 93401

Re:           Office Space/Fresno, CA Dear Ms. Palazzo:

In regard to Coast National Bank (CNB) procuring temporary office space in Fresno, California, Commercial Pacific has agreed with your employee, Mr. Patrick Durkin to enter into a month-to-month office use agreement.

The terms of the agreement are as follows:

1.                                       Space: One individual private office within the rental space of Commercial Pacific’s Fresno office

2.                                       Location: 466 W. Fallbrook Ave., #109, Fresno, CA 93711

3.                                       Term: Month-to-month but in no event to be less than six (6) months in duration with the opportunity to extend term with the consent of both parties.

4.                                       Rent:    The rental rate shall be $1,300.00 per month in advance with zero deposit.

5.                                       Other Matters: Coast National Bank shall have the right to use all facilities within the office space including conference room, copier, fax capabilities and coffee service with normal and customary uses. Commercial Pacific will provide telephone with separate direct line. Local telephone calls will be at no cost to CNB, but all long distance will be charged back. Commercial Pacific will provide janitorial services two (2) days per week, and pay all utility charges associated with rental space.

We look forward to a good relationship with Mr. Durkin, and having him in the office. Please let us know the commencement date for our files.

Sincerely,

COMMERCIAL PACIFIC REAL ESTATE

Wes Bennett, Principal